                                                                     EXHIBIT 4.5

R-2
                                                           CUSIP No. 892335 AJ 9
$402,500,000


                                TOYS "R" US, INC.

                              SENIOR NOTE DUE 2007


                  TOYS "R" US, INC., a Delaware corporation (the "Company", which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to The Bank of New York, or registered assigns, the principal sum of FOUR HUNDRED AND TWO MILLION AND FIVE HUNDRED THOUSAND DOLLARS ($402,500,000) on August 16, 2007 (such date is hereinafter referred to as the "Maturity Date"), and to pay interest on said principal sum from May 28, 2002 or from the next recent date to which interest has been paid or duly provided for, quarterly in arrears on February 16, May 16, August 16 and November 16 of each year (each such date, an "Interest Payment Date"), commencing on August 16, 2002 initially at the rate of 6.25% per year up to but excluding August 16, 2005 and at the Reset Rate thereafter until the principal hereof shall have been paid or duly made available for payment and, to the extent permitted by law, to pay interest, compounded quarterly, on any overdue principal and premium, if any, and on any overdue installment of interest at the rate per year of 6.25% up to but excluding the Reset Effective Date and at the Reset Rate thereafter.

                  The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year consisting of twelve 30-day months and, except as provided in the Indenture (as defined below), the amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed in such 90-day period. In the event that any Interest Payment Date is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such Interest Payment Date. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the person in whose name this Note (or one or more predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment which shall be the fifteenth calendar day prior to the relevant Interest Payment Date.

                  The principal of (and premium, if any) and the interest on this Note shall be payable at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York in any coin or currency of the United States of America that at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the registered Holder at such address as shall appear in the records of the Trustee or by wire transfer to an account appropriately designated by the Holder entitled thereto.


                                       1
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                  The indebtedness evidenced by this Note is, to the extent
provided in the Indenture, senior and unsecured and will rank equal in right of payment to all other senior unsecured obligations of the Company.

                  IN WITNESS WHEREOF, the Company has caused this Note to be executed.

Dated: May 28, 2002


                                 TOYS "R" US, INC., as Issuer


                                By:  /s/ Louis Lipschitz
                                     ------------------------------------------
                                     Name:  Louis Lipschitz
                                     Title: Executive Vice President - Chief
                                            Executive Officer

Attest:


By:   /s/ Jon W. Kimmins
      ---------------------------
      Name:  Jon W. Kimmins
      Title: Senior Vice President - Treasurer

                          CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein described in the within-mentioned Indenture.

                               THE BANK OF NEW YORK,
                               as Trustee

                               By  /s/ Marie E. Trimboli
                                  --------------------------------------------
                                             Authorized Signatory



Dated May 28, 2002

                                 REVERSE OF NOTE

                  1.       Indenture.

                  This Note is one of a duly authorized series of Securities of the Company (herein sometimes referred to as the "Notes"), issued and to be issued in one or more series under and pursuant to an Indenture dated as of May 28, 2002 (the "Base Indenture") between the Company and The Bank of New York, as Trustee (the "Trustee", which term includes any successor trustee under the Indenture), as supplemented by a First Supplemental Indenture, dated as of May 28, 2002 (the "First Supplemental Indenture" and together with the Base Indenture as so supplemented, the "Indenture") between the Company and the Trustee, to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes. This series of Securities is limited in aggregate principal amount as specified in such First Supplemental Indenture.

                  To the extent that any terms or other provisions of this Note differ from or are inconsistent with those contained in the Indenture, the Indenture shall control.

                  All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

                  2.       Ranking.

                  The Notes shall constitute the senior, unsecured and unsubordinated debt obligations of the Company and shall rank equally in right of payment with all other existing and future senior, unsecured and unsubordinated obligations of the Company.

                  3.       Registered Holder as Absolute Holder

                  Prior to due presentment for registration of transfer of this Note, the Company, the Trustee, any Paying Agent and the Registrar may deem and treat the registered Holder hereof as the absolute owner hereof (whether or not this Note shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Registrar) for the purpose of receiving payment of or on account of the principal hereof and premium, if any, and interest due hereon and for all other purposes, and neither the Company nor the Trustee nor any Paying Agent nor any Registrar shall be affected by any notice to the contrary.

                  4.       Pledge.

                  Upon initial issuance, the Notes shall be pledged to the Collateral Agent for the benefit of the Company, pursuant to the terms of the Pledge Agreement, as collateral to secure the obligations of the Holders of Normal Units to purchase the Common Stock under the Purchase Contracts in accordance with the terms of the Purchase Contract Agreement. The Notes may be transferred, in whole or in part, only in accordance with the terms and conditions set forth in the Indenture, the Pledge Agreement and the Purchase Contract Agreement. To the fullest extent permitted by law, any transfer or purported transfer of any Note not made in accordance with the Indenture shall be null and void. Subject to this Section, the Notes shall be freely transferable.

                   5.       Sinking Fund.

                  The Notes are not entitled to the benefit of any sinking fund.

                   6.       Tax Event Redemption.

                  The Notes are subject to a Tax Event Redemption as specified in Article 11 of the Base Indenture and Article III of this First Supplemental Indenture. If a Tax Event occurs, the Company, may at its option, and upon not less than 30 calendar days nor more than 60 calendar days' notice to the Holders of the Notes, redeem all outstanding Notes in whole, but not in part at the Redemption Price equal to, for each Note, the Redemption Amount, plus accrued and unpaid interest to the Redemption Date. Upon the occurrence of a Tax Event Redemption after the successful remarketing of the Notes, the Redemption Price will be payable in cash to the Holders of any outstanding Notes. The Redemption Amount, plus any accrued and unpaid interest, if any, to the Redemption Date, shall be paid prior to 12:00 noon (New York City time) on the Tax Event Redemption Date. The payment shall be made to each Holder by check or wire transfer in immediately available funds, at such place and to such account as may be designated by each such Holder.

                  7.       Remarketing.

                  The Company shall engage a nationally recognized investment bank (the "Remarketing Agent") to sell, pursuant to a Remarketing Agreement to be entered into between the Company and the Remarketing Agent the Notes of Holders of Normal Units, other than Holders that have elected not to participate in the remarketing pursuant to the procedures set forth in paragraph (l) below, and holders of Separate Notes that have elected to participate in the remarketing pursuant to the procedures set forth in Section 8.1(m) of the First Supplemental Indenture and in Section 4.5(f) of the Pledge Agreement.

                  Not later than 15 nor more than 30 calendar days prior to each of the Initial Remarketing Date and the first day of any Subsequent Remarketing Period, the Company shall request the Clearing Agency (or any successor Clearing Agency), to notify its Beneficial Owners or Depositary participants holding Normal Units or Separate Notes of the impending remarketing. On or before the seventh Business Day prior to each of the Initial Remarketing Date and the first day of any Subsequent Remarketing Period the Company shall give Holders of Normal Units and holders of Separate Notes notice of the remarketing (the "Remarketing Notice") in a daily newspaper in the English language of general circulation in The City of New York, which is expected to be The Wall Street Journal, that includes the specific U.S. Treasury security or securities (including the CUSIP number and/or the principal terms of such Treasury security or securities), that must be delivered by Holders of Normal Units that elect not to participate in the remarketing pursuant to Section 8.1(l).

                  The Purchase Contract Agent shall notify, by 10:00 a.m. (New York City time) on the third Business Day preceding each of the Initial Remarketing Date or the first day of any Subsequent Remarketing Period, as the case may be, the Remarketing Agent and the Collateral Agent of the aggregate number of Notes of Normal Unit Holders to be remarketed. The Collateral Agent shall notify, no later than 10:00 a.m. (New York City time) on the third Business Day immediately preceding (i) the Initial Remarketing Date or (ii) the first day of any Subsequent Remarketing Period, as the case may be, pursuant to the terms of the Pledge Agreement, the Remarketing Agent of the aggregate number of Separate Notes to be remarketed.

                  Upon receipt of such notice from the Purchase Contract Agent and the Collateral Agent, the Remarketing Agent will on the Initial Remarketing Date or a Subsequent Remarketing Date, as the case may be, use its reasonable best efforts to (i) establish a rate of interest that, in the opinion of the Remarketing Agent, will, when applied to the Notes (assuming, even if not true, that all of the Notes are included in the remarketing), enable the then current aggregate market value of the Notes to have a value equal to at least 100.25% of the Remarketing Value (as defined in the Purchase Contract Agreement) as of the Remarketing Date, provided that in no event shall the Reset Rate be less than the initial rate borne by the Notes, and (ii) sell such Notes on such date at a price equal to at least 100.25% of the Remarketing Value. In the case of a successful remarketing prior to the third Business Day prior to the Stock Purchase Date, the Remarketing Agent will use the proceeds from a successful remarketing to purchase in open market transactions or at Treasury auction the appropriate U.S. Treasury securities (the "Agent-purchased Treasury Consideration") with the CUSIP numbers, if any, selected by the Remarketing Agent, described in clauses (a) and (b) of the definition of the Remarketing Value related to the Notes of Holders of Normal Units that were remarketed.

                  On or prior to the third Business Day immediately following the Initial Remarketing Date or a Subsequent Remarketing Date (other than a Subsequent Remarketing date that occurs on the third Business Day prior to the Stock Purchase Date), as the case may be, the Remarketing Agent shall deliver such Agent-purchased Treasury Consideration to the Purchase Contract Agent, which shall thereupon deliver such Agent-purchased Treasury Consideration to the Collateral Agent. The Collateral Agent, for the benefit of the Company, will thereupon apply such Agent-purchased Treasury Consideration, in accordance with the Pledge Agreement, to secure such Holders' obligations under the Purchase Contracts.

                  In the case of a successful remarketing on the third Business Day prior to the Stock Purchase Date, the Remarketing Agent will cause the proceeds from such successful remarketing to be remitted on the Remarketing Settlement Date, along with notification thereof, to the Purchase Contract Agent for the benefit of the Holders of such remarketed Notes, which shall thereupon deliver such cash proceeds to the Collateral Agent. The Collateral Agent, for the benefit of the Company, will thereupon apply such cash proceeds, in accordance with the Pledge Agreement, to secure such Holders' obligations under the Purchase Contracts.

                  In connection with any successful remarketing, the Remarketing Agent will deduct as a remarketing fee an amount not exceeding 25 basis points (.25%) of the total proceeds from the remarketing (the "Remarketing Fee").

                  The Remarketing Agent will remit (1) the portion of the proceeds from the remarketing attributable to the Separate Notes to the holders of Separate Notes that were remarketed and (2) the remaining portion of the proceeds, in each case, less those proceeds used to purchase the Agent-purchased Treasury Consideration, to the Holders of the Normal Units that were remarketed, all determined on a pro rata basis, in each case, on or prior to the third Business Day following the Initial Remarketing Date or a Subsequent Remarketing Date, as the case may be.

                  Holders whose Notes are so remarketed will not otherwise be responsible for the payment of any Remarketing Fee in connection therewith. If such successful remarketing is consummated after 4:30 p.m. (New York City time) on such Remarketing Date and, despite using its commercially reasonable efforts, the Remarketing Agent cannot cause the applications of the proceeds specified above to occur on such Remarketing Date, then the Remarketing Agent may make such applications and remittances on the next succeeding Business Day.

                  If, despite its reasonable best efforts, the Remarketing Agent cannot establish a Reset Rate on the Initial Remarketing Date so as to allow the Remarketing Agent to remarket the Notes offered for remarketing on such date at a price equal to at least 100.25% of the Remarketing Value, the Remarketing Agent will attempt to establish a Reset Rate meeting these requirements on each of the three Business Day periods immediately preceding each of June 16, 2005, July 14, 2005 and on the three Business Day period ending on and including the third Business Day preceding the Stock Purchase Date (each, a "Subsequent Remarketing Period").

                  If the Remarketing Agent cannot remarket the Notes included in the remarketing on the Initial Remarketing Date or during any Subsequent Remarketing Period at a price equal to at least 100.25% of the Remarketing Value or the Remarketing Agent has determined that the remarketing may not be commenced or consummated pursuant to applicable law, the remarketing will be deemed to have failed (each, a "Terminated Remarketing Period"). If, in spite of using its reasonable best efforts, the Remarketing Agent fails to remarket the Notes underlying the Normal Units at at least 100.25% of the Remarketing Value in accordance with the terms of the Pledge Agreement by 4:00 p.m. (New York City time) on the third Business Day immediately preceding the Stock Purchase Date, or the Remarketing Agent has determined that the remarketing may not be commenced or consummated pursuant to applicable law, the "Last Failed Remarketing" will be deemed to have occurred.

                  In the event of a Last Failed Remarketing and the Notes have not been earlier redeemed pursuant to a Tax Event Redemption, the Remarketing Agent shall determine the Reset Rate that shall apply to the Notes held by the Holders of Normal Units that elected not to participate in the remarketing and Holders of Separate Notes according to the following method, provided that in no event shall the Reset Rate be less than the initial rate borne by the Notes and will not exceed the maximum rate permitted by state usury laws and other applicable laws. In such event, the Remarketing Agent will take the average of the interest rates quoted to it by three nationally recognized investment banks selected by the Company, which are underwriters or dealers in debt securities similar to the Notes, that in their judgment reflects an accurate market rate of interest applicable to the Notes at that time such that they would, after such resettings, trade at par. Following receipt of these quotes, the Remarketing Agent will have the right, in its sole judgment, to either recalculate the average based on only two of the quoted interest rates if one of the three quotes, in the Remarketing Agent's sole discretion, did not reflect market conditions or, alternatively, determine a consensus among the investment banks rather than a strict mathematical average by taking into account all relevant qualitative and quantitative factors. These factors may include, but shall not limited to, maturity of the Notes, the credit rating and credit risk of the Company and companies of similar industries, the then yield to maturity of the Notes and the state of the markets for primary and secondary sales of similar debt securities.

                  If a Terminated Remarketing Period occurs, the Remarketing Agent will, pursuant to the Remarketing Agreement, promptly advise the Trustee, the Purchase Contract Agent, the Collateral Agent, the Company and the Depositary that a Terminated Remarketing Period has occurred. The Company will cause a notice of any Terminated Remarketing Period, the Last Failed Remarketing and the Reset Rate to be published not later than the fourth Business Day following the Initial Remarketing Date or a Subsequent Remarketing Date and the date of the Last Failed Remarketing, as the case may be, in a daily newspaper in the English language of general circulation in The City of New York, which is expected to be The Wall Street Journal. The Company will also release this information by means of Bloomberg and Reuters newswire or, if not available, by similar means.

                  With respect to any Notes which constitute part of Normal Units which are subject to the Last Failed Remarketing, the Collateral Agent for the benefit of the Company reserves all of its rights as a secured party with respect thereto and, subject to applicable law may, among other things, foreclose on and retain such Notes for the benefit of the Company and permit the Company to cause the Notes to be sold or to retain and cancel such Notes, in either case, in full satisfaction of such Holders' obligations under the Purchase Contracts; provided, that if upon the Last Failed Remarketing, the Collateral Agent delivers the Notes to the Company in full satisfaction of the Holder's obligation under the Purchase Contract, any accrued and unpaid interest on such Notes will become payable by the Company to the Agent for payment to the Holder of the Normal Units to which such Notes relate. Such payment will be made by the Company on or prior to 5:00 p.m. (New York City time) on the Stock Purchase Date in cash of the United States by certified or cashier's check or wire transfer in immediately available funds payable to or upon the order of the Purchase Contract Agent.

                  A Holder of Normal Units may elect not to participate in the remarketing and retain the Notes underlying such Units by (A) delivering written notice to the Purchase Contract Agent, substantially in the form of Exhibit D (including the CUSIP number and/or the principal terms of such security or securities) attached to the Purchase Contract Agreement, at any time, stating that the Holder has transferred and delivered the specific U.S. Treasury security or securities identified by the Purchase Contract Agent that constitute the U.S. Treasury securities described in clauses (a) and (b) of the definition of Remarketing Value relating to the retained Notes (the "Opt-out Treasury Consideration") to the Purchase Contract Agent and (B) by delivering such Opt-out Treasury Consideration to the Purchase Contract Agent, provided that such Holder may not make this election after 10:00 a.m. (New York City time) (i) on the fourth Business Day immediately preceding the Initial Remarketing Date until the Business Day immediately following such Initial Remarketing Date, (ii) on the fourth Business Day preceding the first day of the Subsequent Remarketing Period ending June 16, 2005 or July 14, 2005 until the Business Day immediately following such Subsequent Remarketing Period and (iii) the tenth Business Day preceding the Stock Purchase Date. Upon receipt thereof by the Purchase Contract Agent, the Purchase Contract Agent shall deliver such Opt-out Treasury Consideration to the Collateral Agent. The Collateral Agent will hold Opt-out Treasury Consideration in an account separate from the Collateral Account. On the Remarketing Settlement Date, the Collateral Agent, for the benefit of the Company, shall thereupon transfer to the Collateral Account such Opt-out Treasury Consideration to secure such Normal Units Holder's obligations under their applicable Purchase Contracts constituting a part of the Holder's Normal Units in substitution for the Pledged Notes and to fund the quarterly interest payment due to such Holders on the Stock Purchase Date and deliver the applicable Notes to these Holders. On the first Business Day immediately following the Terminated Remarketing Period, the Collateral Agent, will transfer the Opt-out Treasury Consideration to the Purchase Contract Agent and the Purchase Contract Agent will transfer promptly such Opt-out Treasury Consideration to the appropriate Holders. A Holder that does not so deliver the Opt-out Treasury Consideration pursuant to this paragraph (n) shall be deemed to have elected to participate in the remarketing.

                  A Holder of Separate Note(s) may elect to participate in the remarketing by delivering its Separate Notes along with notice of its election substantially in the form of Exhibit B of the Indenture to the Collateral Agent not later than 10:00 a.m. (New York City time) on (i) the fourth Business Day immediately preceding the Initial Remarketing Date until the Business Day immediately following such Initial Remarketing Date, (ii) on the fourth Business Day immediately preceding the first day of the Subsequent Remarketing Period ending June 16, 2005 or July 14, 2005 until the Business Day immediately following such Remarketing Period, or (iii) the tenth Business Day immediately preceding the Stock Purchase Date. The Collateral Agent will hold these Notes in an account separate from the Collateral Account pursuant to the Pledge Agreement. Holders of Separate Notes that have elected previously to have their Separate Notes remarketed will have the right to withdraw that election prior to 10:00 a.m. (New York City Time) on (i) the fourth Business Day immediately preceding the Initial Remarketing Date; (ii) the fourth Business Day immediately preceding the first day of the Subsequent Remarketing Period ending June 16, 2005 or July 14, 2005 until the Business Day immediately following such Remarketing Period, or (iii) the tenth Business Day immediately preceding the Stock Purchase Date. Within three Business Days following (A) the applicable Remarketing Date, if the remarketing was successful, the Remarketing Agent will notify the Collateral Agent of the successful remarketing and request that the Separate Notes be delivered to the purchasers thereof, and (B) either a Terminated Remarketing Period or a Last Failed Remarketing, the Collateral Agent will return the Separate Notes to their Holders.

                  In accordance with the Depositary's normal procedures, on the Remarketing Settlement Date or the Purchase Contract Date, as applicable, the transactions described above with respect to such Note tendered for purchase and sold in a successful remarketing shall be executed through the Depositary, and the accounts of the respective Depositary participants shall be debited and credited and such Notes delivered by book-entry as necessary to effect purchases and sales of such Notes. The Depositary shall make payment in accordance with its normal procedure; provided that, the procedures set forth herein, including provisions for payment by purchasers of the Notes in the successful remarketing, shall be subject to modification to the extent required by the Depositary or if the book-entry system is no longer available for the Notes at the time of the remarketing, to facilitate the remarketing of the Notes in certified form, and shall provide for the authentication and delivery of Notes in a principal amount equal to the unremarketed portion of such Notes. In addition, the Remarketing Agent may modify, the settlement procedures set forth herein in order to facilitate the settlement process.

                  If any Holder of Notes selling Notes in the remarketing fails to deliver such Notes, the direct or indirect Depositary participant of such selling Holder and of any other Person who was to have purchase Notes in the remarketing may deliver to any such other Person an aggregate principal amount of Notes that is less than the aggregate principal amount of Senior Notes that otherwise was to be purchased by such Person. In such event, the aggregate principal amount of Notes to be so delivered shall be determined by such direct or indirect Depositary participant, and delivery of such lesser aggregate principal amount of Notes shall constitute good delivery.

                  Under the Remarketing Agreement, the Company, in its capacity as issuer of the Notes, shall be liable for, and shall pay, any and all costs and expenses incurred in connection with any remarketing, other than the Remarketing Fee.

                  Pursuant to the Indenture, in the event of a successful remarketing, the interest rate on all of the outstanding Notes (whether or not included in the remarketing) shall be adjusted to the Reset Rate and, in the event of a Last Failed Remarketing, the interest rate on all Separate Notes shall be adjusted to the Reset Rate as set forth in the Indenture.

                  8.       Default and Remedies.

                  In case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal of all of the Notes may be declared, and upon such declaration shall become, due and payable (or, in certain circumstances shall ipso facto become due and payable), in the manner, with the effect and subject to the conditions provided in the Indenture. The Indenture contains provisions permitting the Holders of specified percentages in aggregate principal amount of the outstanding Securities of each series at the time outstanding, on behalf of the Holders of all Notes of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

                  9.       Amendment; Supplements.

                  Without the consent of any Holders of the Notes, the Company and the Trustee may enter into one or more supplemental indentures supplementing the Indenture, pursuant to Section 901 of the Base Indenture to, among other things, add to the covenants of the Company for the benefits of the Holders of the Notes, to add any additional Events of Default with respect to the Notes, cure any ambiguity or defect, to correct or supplement any provision of the Indenture which may be inconsistent with any other provision therein or herein, or to make any other provisions or changes with respect to matters or questions arising under the Indenture or this Note or make such other changes as are specified and permitted under Section 901 of the Base Indenture. With respect to provisions of the Notes and the Indenture other than those specified in the preceding sentence pursuant to Section 901 of the Base Indenture, the Company and the Trustee may enter into one or more supplemental indentures supplementing the Indenture, pursuant to Section 902 of the Base Indenture, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of the Notes, but only with the consent of the Holders of more than 50% in aggregate principal amount of the Outstanding Notes, provided, however, that no such supplemental indenture shall, without the consent of the Holder of each Outstanding Note, among other things, (1) change the Stated Maturity of the principal of or interest on the Notes, or reduce the principal amount thereof or the rate of interest thereon, if any, reduce the amount payable in accordance with the terms of the Notes upon a declaration of acceleration of Maturity thereof, (2) reduce the percentage in principal amount of the Outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults hereunder and their consequences or (3) modify other provisions as set forth in the Base Indenture.

                  Upon the execution of any supplemental indenture under the Indenture, the Indenture shall be modified in accordance therewith and such supplemental indenture shall form a part of the Indenture for all purposes and every Holder of Notes theretofore or thereafter authenticated and delivered thereunder shall be bound thereby.

                  10.      Obligation Absolute and Unconditional.

                  No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the time and place and at the rate and in the money herein prescribed.

                  11.      Tax Treatment.

                  The Company agrees, and by acceptance of beneficial ownership interest in the Notes each beneficial holder of Notes will be deemed to have agreed, (1) to treat itself as owner of the Notes for all tax purposes, (2) to treat the Notes as indebtedness for all tax purposes, (3) to treat the Notes as indebtedness that is subject to Treas. Reg. Sec. 1.1275-4 (the "Contingent Payment Regulations") for U.S. federal income tax purposes and (4) to be bound by the Company's determination of the "comparable yield" and "projected payment schedule," within the meaning of the Contingent Payment Regulations, with respect to the Notes for U.S. federal income tax purposes. A Holder of Notes may obtain the amount of original issue discount, issue date, yield to maturity, comparable yield and projected payment schedule by submitting a written request for it to the Company at the following address: 461 From Road, Paramus, New Jersey 07652, Attention: Treasurer.

                  12.      Separability.

                  In case any one or more of the provisions contained in the Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of the First Supplemental Indenture or of the Notes, but this First Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

                  13.      Governing Law.

                  THIS FIRST SUPPLEMENTAL INDENTURE, EACH NOTE AND EACH COUPON SHALL BE DEEMED TO BE NEW YORK CONTRACTS, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE.

                  14.      Copies of Indenture.

                  The Company will furnish to any Holder upon written request and without charge a coy of the Indenture. Requests may be made to:

                  Toys "R" Us, Inc.
                  461 From Road
                  Paramus, New Jersey 07652

                  15.      Covenants.

                  The Notes are subject to the covenants set forth in the Indenture. The Indenture imposes certain limitations on the ability of the Company to, among other things, merge or consolidate with any other Person or sell, assign, convey or transfer or otherwise dispose of assets substantially as an entirety to another Person, and requires that the Company comply with certain further covenants. All such covenants and limitations are subject to a number of important qualifications and exceptions.

                  16.      Registration, Registration of Transfer and Exchange.

                  Reference is made to the Indenture for the provisions of the Indenture applicable to the Notes with respect to their registration, registration of transfer and exchange.



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


                                   ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Note to:

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(Insert assignee's social security or tax identification number)

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(Insert address and zip code of assignee)

and irrevocably appoints

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agent to transfer this Note on the books of the Company.  The agent may substitute another to act for him or her.

Date:
     -------------------------

                                   Signature:
                                   ---------------------------------------------
                                   Signature Guarantee:
                                                       -------------------------

Signatures must be guaranteed by an "eligible guarantor institution" meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program ("STAMP") or such other "signature guarantee program" as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

(Sign exactly as your name appears on the other side of this Note)



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


                                  ABBREVIATIONS

                  The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -                     as tenants in common

UNIF GIFT MIN ACT -           Custodian

                              --------------------------------
                              (cust)                    (minor)

                              Under Uniform Gifts to Minors Act

                              --------------------------------
                                                       (State)

TEN ENT -                     as tenants by the entireties

JT TEN - as joint tenants with right of survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.



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